LOANDEPOT, INC.

List of Subsidiaries

Subsidiary	Jurisdiction of Organization
LD Holdings Group LLC	Delaware
loanDepot.com, LLC	Delaware
Artemis Management LLC	Delaware
LD Settlement Services, LLC	Delaware
mello Holdings, LLC	Texas
Closing USA, LLC	New York